Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-274829) and Form S-8 (No. 333-264140 and No. 333-274566) of Planet 13 Holdings Inc. of our report dated May 31, 2022, relating to the financial statements of VidaCann LLC for the year ended December 31, 2021 appearing in this Current Report on Form 8-K dated March 4, 2024.

/s/ Masters, Smith & Wisby, P.A.

Jacksonville, Florida
March 4, 2024